UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2021

MOMENTUS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3901 N. First Street

San Jose, California 95134

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 564-7820

Stable Road Acquisition Corp.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	MNTS	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $10.00 per share	MNTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Due to the large number of events reported under the specified items of Form 8-K, this Current Report on Form 8-K is being filed in two parts. An amendment to this Form 8-K is being submitted for filing on the same date to include additional matters under Items 5.03 and 5.05 of Form 8-K.

On August 12, 2021 (the “Closing Date”), Momentus Inc., a Delaware corporation (f/k/a Stable Road Acquisition Corp. (“SRAC”)) (the “Company”), consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger, dated October 7, 2020 (the “Merger Agreement”), as amended on March 5, 2021, April 6, 2021 and June 29, 2021, by and among the Company (at such time named Stable Road Acquisition Corp.), Project Marvel First Merger Sub, Inc. (“First Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of the Company, Project Marvel Second Merger Sub, LLC (“Second Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of the Company, and the pre-Business Combination Momentus Inc. (“Legacy Momentus”).

In connection with the consummation of the Business Combination (the “Closing”), the registrant changed its name from Stable Road Acquisition Corp. to Momentus Inc. Certain terms used in this Current Report on Form 8-K have the same meaning as set forth in the Company’s definitive proxy statement/definitive consent solicitation statement/final prospectus dated July 22, 2021 (the “Proxy Statement/Prospectus”), and filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 23, 2021. As a result of the Business Combination and the other transactions contemplated by the Merger Agreement, First Merger Sub merged with and into Legacy Momentus, with Legacy Momentus continuing as the surviving corporation (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Momentus merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity as a wholly owned subsidiary of the Company (the “Mergers”).

On October 7, 2020 and July 15, 2021, the Company entered into Subscription Agreements (as amended from time to time, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which the investors agreed to purchase an aggregate of 11,000,000 shares of the Company’s Class A Stock (as defined below) in a private placement for $10.00 per share and the Company agreed to issue to each PIPE Investor warrants to purchase one share of the Company’s Class A Stock at a price of $11.50 per share (subject to adjustment as described in the warrant agreement) for each share of the Company’s Class A Stock purchased pursuant to such PIPE Investor’s Subscription Agreement (the “Private Placement”). The Private Placement was consummated at the Closing.

As a result of the First Merger, each share of outstanding capital stock of Legacy Momentus was cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement, with the Company owning 100% of the outstanding capital stock of Legacy Momentus as the surviving corporation of the First Merger (the “Surviving Corporation”). As a result of the Second Merger, the Company owns 100% of the outstanding interests in the surviving entity of the Second Merger (the “Surviving Entity”). Following the closing of the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in the Surviving Entity, and the stockholders of Legacy Momentus as of immediately prior to the effective time of the First Merger (the “Momentus Stockholders”) hold a portion of our Class A common stock, par value $0.00001 per share (the “Class A Stock”).

Item 2.01 of this Current Report on Form 8-K discusses the Closing and various other transactions contemplated by the Merger Agreement, and the information thereunder is incorporated herein by reference.

Item 1.01 Entry Into A Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

In connection with the Closing, the Company, SRC-NI Holdings, LLC (the “Sponsor”), SRAC PIPE Partners LLC (“SRAC Partners”), and Cantor Fitzgerald & Co. (collectively, the “Existing Holders”), and Prime Movers Lab Fund I, L.P., Momentus PML SPV 1, L.P. and Momentus PML SPV 2 LP (collectively, the “Momentus Holders” and together with the Existing Holders and the Momentus Holders, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of August 12, 2021 (the “Amended and Restated Registration Rights Agreement”). Under the Amended and Restated Registration Rights Agreement, the Company is obligated to file a registration statement with the Commission to register the resale of certain shares of the Company’s Class A Stock held by the Registration Rights Holders, in addition to private placement warrants held by the Existing Holders and shares of the Company’s Class A Stock issuable upon the exercise of the private placement warrants.

The Company agreed to use its reasonable best efforts to have the registration statement become effective as soon as practicable after the filing thereof but in no event later than the earlier of (i) 60 days following the filing deadline (or 90 days after the filing deadline if the registration statement is reviewed by, and receives comments from, the Commission) and (ii) five business days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the registration statement will not be “reviewed” or will not be subject to further review. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, the Existing Holders are entitled to make up to three demands for registration in the aggregate and the Momentus Holders are entitled to make up to three demands for registration in the aggregate, that the Company register shares of Class A Stock held by these parties. The Amended and Restated Registration Rights Agreement also provides “piggy-back” registration rights to such stockholders and their permitted transferees, subject to certain requirements and customary conditions.

Additionally, the Amended Registration Rights Agreement contains certain restrictions on transfer with respect to the shares of Class A Stock held by the Existing Holders and Cantor immediately following the Closing (not including the shares of Class A Stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements), including (a) in the case of the Existing Holders a lock-up of shares of Class A Stock held by the Existing Holders as a result of the conversion of founder shares (“Founder Shares”) into Class A Stock immediately prior to the Closing, on the earlier of (i) six months after the Closing Date or (ii) the first date the closing price of the Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after Closing Date or (iii) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property, and (b) in the case of certain Class A Stock and warrants to purchase Class A Stock held by the Sponsor and Cantor or their permitted transferees, the period ending 30 days after the Closing Date. Notwithstanding the foregoing, with respect to SRAC Partners, only the 176,471 shares of Class A Stock held by SRAC PIPE Partners LLC that were converted from Founder Shares are subject to the lock-up.

The Amended and Restated Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SRAC, the Sponsor and the other parties thereto in connection with SRAC’s initial public offering. The Amended and Restated Registration Rights Agreement will terminate on the earlier of (i) the 10th anniversary of the date of the Amended and Registration Rights Agreement, (ii) the date as of which all of the registrable securities have been sold pursuant to a registration statement or (iii) with respect to a particular Registration Rights Holder, the date as of which all registrable securities held by such holder have been sold pursuant to a registration statement or under Rule 144 or another exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing description of the Amended and Restated Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Lock-Up Agreements

In connection with the Closing, Prime Movers Lab (“PML”) and certain affiliates of PML entered into a lock-up agreement containing certain restrictions on transfer with respect to the shares of Class A Stock held by them immediately following the Closing (not including the shares of Class A Stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements), including a lock-up of such shares ending on the earliest to occur of (a) six months after the closing date of the Mergers, (b) the first date the closing price of the Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the closing date of the Mergers, and (c) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

Additionally, the Sponsor, Brian Kabot, James Norris, Juan Manuel Quiroga, Marc Lahmann, Kellen O’Keefe and James Hofmockel entered into a letter agreement dated November 7, 2019, as amended on October 7, 2020 (as amended, the “Insider Letter”) whereby shares of the Company’s Class A Stock that were converted from Founder Shares immediately prior to the Closing and which are held by them will be locked-up until the earlier of (a) six months after the completion of the Business Combination or (b) subsequent to the Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The foregoing descriptions of the lockup agreements and the Insider Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the form of lockup agreement and Insider Letter, copies of which are attached hereto as Exhibit 10.2 and 10.3 and are incorporated herein by reference.

In addition, the Amended and Restated Registration Rights Agreement contains certain lock-up provisions as described above under “Amended and Restated Registration Rights Agreement.”

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements with Messrs. Rood, Kennedy, Kim, Hadfield, Kabot, Kugler and Mercado and Mses. Harms, Reed and Reiners, each of whom is a director and/or executive officer of the Company following the Business Combination. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01. The material terms and conditions of the Merger Agreement are described in the Proxy Statement/Prospectus in the section titled “The Business Combination and the Merger Agreement” beginning on page 109, which is incorporated herein by reference.

The Merger Agreement and the Business Combination were approved by the Company’s stockholders at a special meeting of the Company’s stockholders held on August 11, 2021 (the “Special Meeting”). On August 12, 2021, the parties to the Merger Agreement consummated the Mergers.

Prior to and in connection with the Special Meeting, holders of 3,535,081 shares of the Company’s Class A Stock sold in its initial public offering (“public shares”) exercised their right to redeem those shares for cash at a price of approximately $10.02 per share, for an aggregate of approximately $35.4 million. The per share redemption price of approximately $10.02 for public stockholders electing redemption was paid out of the Company’s Trust Account, which after taking into account the redemptions, had a balance immediately prior to the Closing of approximately $172.7 million.

As a result of the Business Combination, each share of Legacy Momentus common stock was converted into the right to receive approximately 0.24685 shares of the Company’s Class A common stock, par value $0.00001 per share (“Class A Stock”).

Additionally, shares of Class B common stock (“Founder Shares”) held by the Sponsor and SRAC Partners automatically converted to a total of 4,062,500 shares of Class A Stock (of which 1,437,500 shares are subject to vesting under certain conditions), after taking into account the forfeiture of 250,000 Founder Shares.

Immediately after giving effect to the Mergers, the redemptions described above, the Private Placement and the conversion of all 4,062,500 outstanding Founder Shares into shares of Class A Stock on a one-for-one basis, there were 79,772,262 shares of Class A Stock outstanding. On August 13, 2021, the Company’s Class A Stock and the Company’s public warrants began trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “MNTS” and “MNTSW,” respectively, and the Company’s public units automatically separated into their component securities and, as a result, no longer trade as a separate security and were delisted from Nasdaq.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as the Company was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, the Company has ceased to be a shell company. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company as the post-Business Combination company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K, or some of the information incorporated herein by reference, contains statements that are forward-looking and as such are not historical facts.

These forward-looking statements are based on the Company’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report on Form 8-K, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

●	the ability of the Company to manage its growth following the Business Combination;

●	the ability of the Company to obtain licenses and government approvals for its missions, which are essential to its operations;

●	the ability of the Company to effectively market and sell satellite transport services and planned in-orbit services;

●	the ability of the Company to protect its intellectual property and trade secrets;

●	the development of markets for satellite transport and in-orbit services;

●	the ability of the Company to develop, test and validate its technology, including its water plasma propulsion technology;

●	delays or impediments that the Company may face in the development, manufacture and deployment of next generation satellite transport systems;

●	the ability of the Company to convert backlog or inbound inquiries into revenue;

●	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business, including export control license requirements;

●	the ability to attract or maintain a qualified workforce with the required security clearances and requisite skills;

●	level of product service or product or launch failures or delays that could lead customers to use competitors’ services;

●	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;

●	the effects of the COVID-19 pandemic on the Company’s business;

●	the Company’s ability to comply with the terms of the NSA and any related compliance measures instituted by a director who is approved by the CFIUS Monitoring Agencies (the “Security Director”);

●	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and/or

●	other risks and uncertainties described in Proxy Statement/Prospectus, including those under the section titled “Risk Factors.”

While forward-looking statements reflect the Company’s good faith belief, they are not guarantees of future performance. Except to the extent required by applicable law, the Company is under no obligation (and expressly disclaims any such obligation) to update or revise forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause the Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors” below. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

The forward-looking statements contained in this Current Report on Form 8-K and in any document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond the Company’s control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Proxy Statement/Prospectus in the section titled “Risk Factors,” which are incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of the Company is described in the Proxy Statement/Prospectus in the section titled “Information About Momentus” beginning on page 207 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business and operations and the Business Combination are described in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 46 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Financial Information

Unaudited Condensed Financial Statements

The unaudited condensed financial statements as of and for the three and six months ended June 30, 2021 and 2020 of Legacy Momentus set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the Commission. The condensed financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Momentus’ financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited condensed financial statements should be read in conjunction with the historical audited financial statements of Legacy Momentus as of and for the years ended December 31, 2020 and 2019, and the related notes, included in the Proxy Statement/Prospectus, which are incorporated by reference herein, the section titled “Momentus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Management’s discussion and analysis of the financial condition and results of operation of Legacy Momentus prior to the Business Combination is included in the Proxy Statement/Prospectus in the section titled “Momentus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 231 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of Legacy Momentus as of and for the six months ended June 30, 2021 is set forth below.

The following discussion and analysis provide information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with our audited financial statements as of and for the year ended December 31, 2020 and 2019 and unaudited interim condensed financial statements as of and for the six month periods ended June 30, 2021 and 2020, and the related respective notes thereto, included in the Proxy Statement/Prospectus incorporated by reference herein or included elsewhere in this Current Report on Form 8-K. This discussion and analysis should also be read together with our pro forma financial information for the period ended and as of June 30, 2021 (in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”). In addition to historical financial information, this discussion and analysis contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks, uncertainties and assumptions. As a result of many factors, including, without limitation, those set forth under the “Risk Factors” in the Proxy Statement/Prospectus filed by SRAC on July 23, 2021 (the “Proxy Statement/Prospectus”) and “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this Current Report on Form 8-K, our actual results may differ materially from those anticipated in these forward-looking statements.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Momentus plans to offer in-space infrastructure services, and if we achieve our business plans and goals, we believe that we can become an important provider of tools, infrastructure and services that will enable the commercialization of space. Momentus intends to utilize a multi-pronged approach to become a provider of three critical functions in the new space economy: Space Transportation, Satellite as a Service, and In-Orbit Servicing. Momentus is planning to create a hub and spoke space transportation model by offering last-mile delivery in partnership with leading providers of launch services on large and mid-size rockets, such as SpaceX. By combining the capabilities of low-cost launch vehicles from third party providers with our planned in-space transfer and service vehicles powered by water plasma propulsion technology, we believe we will be able to offer our customers significantly more affordable access to space. The cornerstone of our business plan is our water plasma propulsion technology, which is being designed in-house. We believe that this technology, once further developed, tested and validated, will have the potential to deliver fast, versatile, and cost-effective services to our clients. We believe that our highly experienced team of engineers, and operations managers puts us in a strong position to commercialize our technology in the future and become a market leader in the development of the new space economy. Since our founding in 2017, we have been working to develop our water plasma propulsion technology, signed contracts including firm orders and options with prepaid deposits (some of which have already been exercised by customers) representing approximately $66 million (as of August 13, 2021) in potential revenue, and have continued to develop, test and enhance our vehicles and supporting technologies. Our first launch with customers is currently anticipated to occur no earlier than June 2022, subject to receipt of licenses and other government approvals and availability of slots on our launch provider’s manifests. Prior planned launches were cancelled due to not receiving required licenses and other governmental approvals and other factors, and we can offer no assurances that our first launch will occur in June 2022 to include rigorous test and demonstrations.

Our services are made possible by the space industry’s rapid technological developments over the past two decades, driven predominantly by significant decreases in launch costs, as well as the advent of smaller, lower-cost satellites. This convergence of trends has resulted in substantial growth in the commercial space market, rooted in higher accessibility for companies entering the new space economy that aim to offer communication, earth observation and data collection services, and other satellite services. We anticipate the space transportation and small satellite market to be drivers of growth in the short-term as satellite technology drives smaller and cheaper satellites, and increasing numbers of satellite constellations continue to emerge.

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue to advance the development of our vehicles, build corporate infrastructure and enhance our sales and marketing functions. As we continue to develop our vehicle capabilities, expand our fleet of vehicles with the development of the Ardoride and Fervoride vehicles and expand our manufacturing footprint and capabilities, we estimate spending approximately $750 million in research and development and approximately $140 million in capital expenditures over the next seven years.

Services Overview

If our technology is fully developed and validated in the future, we currently plan to provide the following infrastructure services to the space economy:

Space Transportation. We are designing our space transportation service based on a hub and spoke model. When the time for launch approaches, our customers will send us their payload a few months in advance for integration onto our vehicle. Once their payload has been integrated, our vehicle will then be prepared for launch. We will then incorporate our vehicle, holding the customer’s payload fixture, into the payload of the rocket. The rocket will then transport our vehicle to the drop-off orbit. At this point, after separation from the rocket, we will initiate delivery to the customer’s final orbit. We are designing our water plasma thrusters to enable our vehicle to efficiently transport each customer payload to its respective orbit. We believe that this service will give our clients the accessibility that rocket providers cannot, as their drop-off points are limited. Initially, after delivering our customer payloads to their final orbits, our vehicles will de-orbit. However, our plan is to develop the capability for our vehicles to be reusable, such that, upon delivery of the payload, they will be capable of remaining in space to conduct additional missions.

Satellite as a Service (Hosted Payloads). In this model, we are developing our payloads such that once a customer payload is attached, our vehicles would be capable of moving to the desired orbit and remaining attached to the hosted payload to provide continuous power, orbit-maintenance, orientation, and communications to support telemetry, commanding, and downlinking of payload data, for the duration of the mission.

In-Orbit Servicing. We believe in-orbit servicing of satellites is a quickly growing business opportunity. As the number of satellites in space increases, so does their need to be serviced. In addition to other services, we are also planning to design Momentus’ future reusable vehicles to be capable of performing in-orbit servicing and are pursuing development activities that support this objective, such as our plans to demonstrate robotic arm and rendezvous capabilities. Although we are still in the very preliminary stages for developing this technology, our aim is to equip future vehicles with robotic arms and an ability to maneuver in close proximity to other spacecraft and dock or berth with them. Once fully developed, we believe these capabilities could allow us to offer a suite of different in-orbit services, such as inspection, refueling, life extension, re-positioning, salvage missions, maintenance and repair, and de-orbiting.

Factors Affecting Our Performance

We believe that our performance and future success depend to a substantial extent on our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section titled “Risk Factors” in the Proxy Statement/Prospectus.

In-Space Transport and Service Vehicles and Related Technology Development

Our primary research and development objectives focus on the development of our existing and future in-space transfer and service vehicles and related water plasma propulsion technology:

●	Vigoride is the first vehicle that Momentus is developing. We are developing Vigoride with the objective of carrying up to 750 kg of customer payload into Low Earth Orbit (“LEO”), and based on our current product roadmap, we estimate that we may, under certain circumstances, achieve this capability with our fourth generation Vigoride (Block 2.2), which we plan to use for our inaugural mission.

●	Ardoride will be our next vehicle. We are developing it to be capable of reaching beyond High Earth Orbit (“HEO”) orbit into Lunar Orbit with customer payload capability of up to 4,000 kg if reusability is achieved. While the first several Ardoride vehicles may be expendable, we are working to develop technologies to achieve reusability in later flights.

●	Fervoride will be our third vehicle. Our development objective is to make Fervoride capable of carrying up to 20,000 kg of customer payload anywhere from LEO to Deep Space, well beyond Lunar Orbit. We expect to incorporate reusability in our Fervoride vehicles as soon as practical. The technologies necessary to achieve reusability are still in development.

The successful development of our vehicles with water plasma propulsion technology involves uncertainties, including:

●	timing in finalizing systems design and specifications;

●	successful completion of test programs and demonstration missions;

●	whether we will receive, and the timing of receipt of, licenses and government approvals that will allow us to fly our vehicles in space and gather valuable data that will assist in further development of our vehicles;

●	meeting stated technological objectives and goals for the design on time, on budget and within target cost objectives;

●	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies and maintaining current approvals, licenses or certifications;

●	our ability to secure slots on our launch providers’ manifests;

●	performance of our manufacturing facility despite risks that disrupt productions, such as natural disasters;

●	performance of our third-party contractors that support our research and development activities;

●	performance of a limited number of suppliers for certain raw materials and supplied components and their willingness to do business with us;

●	our ability to protect our intellectual property critical to the design and function of our orbital transfer vehicles;

●	our ability to continue funding and maintaining our current research and development activities;

●	the impact of the COVID-19 pandemic on us, our customers, suppliers and distributors, and the global economy; and

●	our ability to comply with the terms of the NSA and any related compliance measures instituted by the Security Director.

A change in the outcome of any of these variables could delay or inhibit the development of our vehicles which in turn could impact our business and results of operations.

Initial and Successive Launches

Our water plasma propulsion technology (that we are developing) is based on the use of microwave electrothermal or “MET,” thrusters, which we believe could ultimately provide safe, affordable, reliable, and regular in-space services, including Space Transportation, Satellite as a Service, and In-Orbit Servicing. We intend to accomplish this by implementing the following elements of our growth strategy:

Launch our commercial program for in-space transportation. We currently plan to fly our first two Vigoride vehicles on a SpaceX Transporter flight as early as June 2022, subject to receipt of licenses and other government approvals and availability of slots on our launch provider’s manifests, to include rigorous testing and demonstrations.

Launch our commercial program for Satellite as a Service. If in the future our vehicles are operationalized for their intended in-space transport uses, we plan to develop a modular approach to satellite systems through our Satellite as a Service model. For missions that require significant power for the payload and/or specific orbits, our objective is for Momentus to be able to provide a unique combination of a low-cost service model, in-orbit flexibility, and full electrical power generation.

Launch our commercial program for In-Orbit Servicing. If we develop reusability for our vehicles as currently contemplated, we believe we will be able to begin offering a suite of different in-orbit services to our clients. Although we have not yet developed these capabilities or the technology that would be required to provide these services, such services may include inspection, refueling, life extension, re-positioning, salvage missions, maintenance and repair, and de-orbiting. As the quantity of satellites sent into space continues to increase, we anticipate growing demand from such services.

The success of our in-space infrastructure services business will depend on our ability to successfully and regularly deliver customer satellites into custom orbits. Our initial mission planned for no earlier than June 2022 will be a demonstration mission in which our objective is for our vehicle to deliver client satellites into orbit for the first time. In this inaugural mission, we plan to demonstrate Vigoride’s ability to deploy satellites at the point at which Vigoride is dropped off by the launch vehicle and to perform certain maneuvers after deployment.

There can be no assurance that we will not experience operational or process failures and other problems during our inaugural mission or on any other mission. Any failures or setbacks, particularly on our inaugural mission, could harm our reputation and have a material adverse effect on our business, financial condition and results of operation.

Customer Demand

Ahead of our first Vigoride launch, which is currently expected to occur no earlier than June 2022, we have received significant interest from across a range of satellite operators, satellite manufacturers, satellite aggregators, launch service providers, and others. While we have not recognized any revenue from completed commercial launches through June 30, 2021, we had collected approximately $3.1 million in customer deposits related to future launches. While our standard contracts do not contain refunds or recourse provisions that enable our customers to recover any non-refundable deposits that have been paid, we will issue refunds totaling approximately $1.5 million to customers in the third quarter ending September 31, 2021 due to cancelled launches for 2021 in order to foster future business relationships and customer goodwill.

As of August 13, 2021, we had signed contracts including firm orders and options (some of which have already been exercised by customers) representing approximately $66 million in potential revenue. The breadth of these signed contracts spans across 25 companies. These agreements also contain options, allowing customers to opt-in to launches on shorter notice without requiring a separate agreement. However, these contracts are cancellable by customers for convenience. If a customer cancels a contract before it is required to pay non-refundable deposits beginning nine months prior to launch, we may not receive revenue from these orders, except for an initial deposit which is paid at the time the contract is signed. In the first quarter of 2021 and fourth quarter of 2020, we recognized $130,000 and $365,000, respectively, of revenue related to customer cancelled contracts that were not refundable.

In addition, backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. Furthermore, some contracts comprising the backlog are for services scheduled many years in the future, and the economic viability of customers with whom we have contracted is not guaranteed over time. As a result, the contracts comprising our backlog may not result in actual revenue in any particular period, or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in the backlog could change because many factors affect the scheduling of missions and adjustments to contracts may also occur. The failure to realize some portion of our backlog could adversely affect our revenues and gross margins.

As of August 13, 2021, our pipeline consisted of approximately $1.7 billion in potential contracts in early discussions or in early negotiations. We consider our pipeline to be contracts which are in negotiations or early discussions, and we can offer no assurances that such negotiations or discussions will result in a signed contract or any revenue. Additionally, our backlog and pipeline mostly represent the initial test and demonstration flights of our customers’ satellite constellations. If we successfully deliver our services on our first several flights, we anticipate that our customers will continue to use us on the further rollout of their satellite constellations, and if we do not successfully deliver our services on our first several flights, we anticipate that our customers may not continue to use us on the further rollout of their satellite constellations. Our customers are not required to continue using our services under their contracts even if our first flights are successful.

COVID-19 Impact

While the COVID-19 pandemic has affected our business and our timeline for our formerly planned launch in April 2020, to date, it has not impacted us in a way that we believe will materially affect our future growth outlook.

If we are able to secure FAA and other approvals and if there is availability of slots on our launch provider’s manifests, we are currently planning for our first commercial launch as early as June 2022, aboard a Falcon 9 and do not foresee any delays due to COVID-19. The same applies to launches scheduled for the remainder of 2022 and beyond.

We do not believe our contract pipeline has been materially adversely affected by the COVID-19 pandemic. In fact, we have managed to grow our customer backlog by over 40% since the onset of the pandemic. Additionally, we have also had existing customers exercise their options to opt into launches for 2022. We do not anticipate that the COVID-19 pandemic will materially affect our customer backlog and ability to secure new contracts going forward.

Our non-operations personnel began working from home in March 2020 as we reduced our in-person operations to prioritize the safety of our employees. We have begun to gradually bring essential personnel back to the office, while adhering to Centers for Disease Control and Prevention, federal, and state protective standards. Subject to local regulations and the effectiveness of vaccination initiatives, we intend to gradually bring all employees back to the office; until then, we will continue to support working from home. While remote working arrangements have affected our manufacturing and development timelines, the overall impact of this arrangement has not materially adversely affected the timeline of future launches.

In May 2020, to strengthen our liquidity position, we received a Paycheck Protection Program loan (“PPP Loan”) in the amount of $970,000 under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”); however, in September 2020, we repaid the PPP Loan in full.

Notwithstanding the foregoing, the impact of the COVID-19 pandemic on the Company’s business, results of operations and overall financial performance will ultimately depend on future developments, including the duration of the pandemic, possible recurrent outbreaks, the appearance of variants and the effectiveness of vaccines and other mitigation measures against variants, all of which are highly uncertain and cannot be predicted. See “Risk Factors — Risks Related to the Business and Industry of Momentus” in the Proxy Statement/Prospectus for additional discussion of the potential impact of the COVID-19 pandemic on our business.

Business Combination

We entered into the Merger Agreement with SRAC, a special purpose acquisition company, on October 7, 2020, which was amended on March 5, 2021, April 6, 2021, and June 29, 2021. On August 12, 2021, upon the closing of the Business Combination pursuant to the Merger Agreement, Project Marvel First Merger Sub, Inc., merged with and into Momentus, with Momentus surviving such merger as a wholly owned subsidiary of SRAC, immediately followed by Momentus merging with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of SRAC. Following the closing of the Business Combination, SRAC changed its name to Momentus Inc.

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SRAC is treated as the “acquired” company for financial reporting purposes. We are deemed the accounting predecessor of the combined business, and Momentus, as the parent company of the combined business, is the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Business Combination will have a significant impact on our future reported financial position and results as a consequence of the reverse recapitalization. The most significant changes in Momentus’s future reported financial position and results are an increase in cash (as compared to our consolidated balance sheet at June 30, 2021) of $247.3 million, offset by additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $38.1 million. See “Unaudited Pro Forma Combined Financial Information.”

As a result of the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Recent Developments

Loan and Security Agreement

On February 22, 2021, Momentus entered into a Loan and Security Agreement (the “LSA”) and related agreements with Venture Lending & Leasing IX, Inc. The LSA provides for an initial $25,000,000 growth capital term loan which Momentus fully borrowed on March 1, 2021. The LSA included an additional $15,000,000 which we forfeited as we did not meet the criteria to be able to draw on the additional funding by the June 30, 2021 deadline.

The LSA provides for a 12% annual interest rate, monthly payment of interest only for the first 12 months, and payment in full of all outstanding principal and interest on March 1, 2022. At Momentus’ option prior to February 15, 2022, the repayment of the full principal amount outstanding and due on March 1, 2022 may be extended for either 12 or 24 months and amortized in equal monthly payments. The LSA grants the lender the first security priority lien on substantially all assets of Momentus (subject to certain exceptions, including that the lien on intellectual property will be a springing lien based on the occurrence of certain events) for all periods of time that Momentus is indebted to the lender.

In conjunction with the LSA, the lender received warrants for preferred stock equal to up to 1% of Momentus’ fully diluted capitalization (including allowance for conversion of all outstanding convertible notes, SAFE notes and such warrants). The warrants were earned and vested 80% upon signing of the agreement. The lender will not earn the additional 20% of the warrants as we did not meet the requirements for additional funding by the June 30, 2021 deadline. The exercise price of the warrants is an aggregate of $1,000. The warrants were exercised immediately prior to the Closing.

In addition, the lender will have certain rights to participate in future private equity offerings (including convertible notes or bridge financings) of Momentus.

SEC Settlement and CFIUS Review

We have incurred significant expenses in connection with the CFIUS review described below and have incurred and expect to incur significant expenses in connection with the implementation of the NSA described below. In the first six months of 2021 we also incurred significant expenses related to the now settled SEC matter discussed below. As of June 30, 2021, the Company had incurred legal expenses of approximately $7.4 million related to these matters.

SEC Settlement

On July 13, 2021, the Company agreed to a settlement with the SEC on a “neither admit nor deny” basis, in anticipation of cease-and-desist proceedings relating to certain violations of antifraud provisions of the federal securities laws alleged by the SEC. As a result of the settlement, the Company agreed to a civil penalty of $7 million, $2 million of which has already been paid and $5 million of which is payable within one year of the settlement order. See Note 14 in our condensed interim financial statements included as Exhibit 99.1 to this Current Report on Form 8-K.

CFIUS Review and NSA

In February 2021, Momentus and its co-founder Mikhail Kokorich, with support from Stable Road, submitted a joint notice to CFIUS for review of the historical acquisitions of interests in Momentus by Mr. Kokorich, his wife, and entities that they control in response to concerns of the U.S. Department of Defense (“DoD”) regarding Momentus’ foreign ownership and control. On June 8, 2021, the Company entered into a National Security Agreement with Mr. Kokorich, on behalf of himself and Nortrone Finance S.A. (an entity controlled by Mr. Kokorich), Lev Khasis and Olga Khasis, each in their respective individual capacities and on behalf of Brainyspace LLC (an entity controlled by Olga Khasis), and the U.S. government, represented by the U.S. Departments of Defense and the Treasury (the “NSA”). In accordance with the NSA, Mr. Kokorich, Nortrone Finance S.A., Lev Khasis and his wife Olga Khasis, and Brainyspace LLC fully divested all the equity interests in Momentus owned or beneficially owned by them by selling such equity interests to the Company on June 8, 2021. The NSA also establishes various requirements and restrictions on the Company in order to protect national security, certain of which will require heavy investments by the Company and will impact our operating results due to uncertainty associated with and the cost of compliance with security measures, and limitations on our control over certain U.S. facilities, contracts, personnel, vendor selection and operations.

Co-Founder Divestment

In accordance with the NSA, Mr. Kokorich, Nortrone Finance S.A., Lev Khasis and his wife Olga Khasis, and Brainyspace LLC fully divested all the equity interests in Momentus owned or beneficially owned by them by selling such equity interests to Momentus pursuant to certain Repurchase Agreements entered into with Momentus, effective as of June 8, 2021. Under the Repurchase Agreements, each of Mr. Kokorich and related entities and Brainyspace LLC sold 100% of their respective equity interests in Momentus in exchange for the right to receive payments, out of funds legally available therefor, an aggregate of $50,000,000 to Mr. Kokorich, Nortone Finance S.A. and Brainyspace LLC, on a pro rata basis, as follows: (i) an aggregate of $40,000,000 to be paid out of funds legally available therefor, within 10 business days after the earlier of (A) a business combination or capital raising transaction or series of transactions (whether in the form of debt or equity) resulting in cash proceeds of no less than $100,000,000 and (B) the Business Combination (the “First Payment Date”); and (ii) an aggregate of $10,000,000 to be paid out of funds legally available therefor, within 10 business days after a business combination or capital raising transaction or series of transactions (whether in the form of debt or equity) resulting in cash proceeds of no less than $250,000,000 (determined without any reduction for the $100,000,000 previously received in respect of the First Payment Date).

As the cash proceeds from the Business Combination were at least $100,000,000 but less than $250,000,000, the Company is required to pay, out of funds legally available therefor, an aggregate of $40 million to Mr. Kokorich, Nortrone Finance S.A. and Brainyspace LLC within 10 days following the completion of the Business Combination. Such $40 million payment will come from proceeds of the PIPE Investment and the SRAC Trust Account that was released upon the closing of the Business Combination, and therefore reduce the proceeds available to Momentus to fund its operations and capital expenditures going forward. See “Unaudited Pro Forma Combined Financial Information.”

See “Risk Factors — Risks Related to the Business and Industry of Momentus — Following the completion of the Business Combination, including the PIPE Investment, we may still require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all” in the Proxy Statement/Prospectus, for additional information on the risks we will face with respect to funding our operations following the Business Combination.

Components of Results of Operations

Service Revenue

We enter into contracts for ‘last-mile’ satellite and cargo delivery, payload hosting and in-orbit servicing options with customers that are primarily in the aerospace industry. From inception to June 30, 2021, we have not yet completed a commercial launch of customer cargo. However, as of June 30, 2021 we have signed contracts with customers and have collected approximately $3.1 million in customer deposits, which are recorded as current and non-current contract liabilities in our balance sheet. Included in the collected amount as of June 30, 2021 are customer deposits which had been identified as pending customer refunds at period end, as discussed below, and $1.6 million of non-current deposits which related to performance obligations not expected to be completed for at least one year.

The Company will recognize revenue (along with any other fees that have been paid) upon the earlier of the satisfaction of our performance obligation or when the customer cancels the contract. While the Company’s standard contracts do not contain refund or recourse provisions that enable its customers to recover any non-refundable fees that have been paid, the Company may issue full or partial refunds to customers on a case-by-case basis as necessary to preserve and foster future business relationships and customer goodwill. As a result of the Company’s inability to complete any launches in 2021 (refer to Note 3 in our condensed interim financial statements for the three and six months ended June 30, 2021 and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K for additional information), the Company will issue customer refunds of approximately $1.5 million, presented as part of current contract liabilities, in the third quarter, ending September 30, 2021.

Cost of Revenue

Cost of revenue consists primarily of expenses associated with the cost of the orbital transfer vehicle and third-party launch costs. Until the orbital transfer vehicle design is completed and released for production, the cost of these orbital transfer vehicles is being expensed as research and development costs as materials and services are received. The current design and technology allow for a single use of the orbital transfer vehicle.

Research and Development

Research and development expenditures consist primarily of the cost for the following activities for developing existing and future technologies for our vehicles. Research and development activities include basic research, applied research, design, development, and related test program activities. Costs incurred for developing our vehicles primarily include equipment, material, and labor hours (both internal and subcontractors).

As of June 30, 2021, we have expensed all research and development costs associated with developing and building our vehicles. After demonstrating technological feasibility and after we have released the design for volume production, we will capitalize the costs to construct any additional components for the vehicles. We expect to continue to see an increase in our research and development expenses as we develop our next generation of vehicles.

Selling, General and Administrative

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, sales, marketing, and human resources; depreciation expense and rent relating to facilities, and equipment; professional fees; and other general corporate costs. Headcount-related expenses primarily include salaries, bonuses, equity compensation expense and benefits. As we continue to grow as a company, we expect that our selling, general and administrative costs will increase on an absolute dollar basis.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC as well as to comply with the National Security Agreement.

Interest Income

Interest income consists of interest earned on investment holdings in interest bearing bank accounts.

Interest Expense

Interest expense includes interest incurred related to our loan payables as well as the amortization of warrant discount and debt issuance costs.

Other Income/Expense

Other income/expense primarily relates to the change in the estimated fair value of our SAFE notes and warrants, and non-recurring fees incurred in conjunction with the SAFE and Term Loan financing, SEC settlement cost, and other miscellaneous expense.

Income Tax Provision

We are subject to income taxes in the United States. Our income tax provision consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

The effective tax rate may vary significantly from period to period and can be influenced by many factors. These factors include, but are not limited to, changes to the statutory rates in the jurisdictions where the Company has operations and changes in the valuation of deferred tax assets and liabilities. The difference between the effective tax rate and the federal statutory rate of 21% primarily relates to certain nondeductible items, state and local income taxes and a full valuation allowance for deferred tax assets.

Results of Operations

The following tables set forth our results of operations for the periods presented. The period-to-period comparisons of financial results is not necessarily indicative of future results.

Comparison of Financial Results for the Three Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Service revenue	$—	$—	$—	N/A
Cost of revenue	—	—	—	N/A
Gross margin	—	—	—	N/A

Operating expenses:
Research and development expenses	20,794,056	3,963,236	16,830,820	425%
Selling, general and administrative expenses	9,739,855	1,567,514	8,172,341	521%
Operating loss	(30,533,911)	(5,530,750)	(25,003,161)	452%

Other income (expense):
Decrease (increase) in fair value of SAFE notes	100,802,979	(3,586,605)	104,389,584	Not meaningful
Decrease in fair value of warrants	4,454,324	5,078	4,449,246	Not meaningful
Realized loss on disposal of asset	—	—
Interest income	983	2,878	(1,895)	-66%
Interest expense	(3,389,040)	(62,515)	(3,326,525)	5321%
SEC settlement	(7,000,000)	—	(7,000,000)	N/A
Other income (expense)	(7,381)	20,491	(27,872)	Not meaningful
Income (loss) before income taxes	64,327,954	(9,151,423)	73,479,377	(803)%
Income tax expense	800	800	—	N/A
Net income (loss)	$64,328,754	$(9,150,623)	73,479,377	(803)%

Service revenue

There was no service revenue recorded during the three months ended June 30, 2021 and 2020.

Cost of revenue

There was no cost of revenue recorded during the three months ended June 30, 2021 and 2020.

Research and development expenses

Research and development expenses increased from $4.0 million to $20.8 million. The increase was primarily due to the impairment of prepaid launch deposits of $8.7 million, discussed in Note 3 in our condensed interim financial statements for the three and six months ended June 30, 2021 and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K, and increased costs incurred to develop our vehicles (including prototype and research material inputs, research and development subcontractors) and payroll expenses. Headcount related costs increased by $2.9 million (including $27,485 increase in non-cash share based compensation expense), as we increased our full time research and development employees from 40 to 89 to support the ramp up of research and development efforts. The ramp was also supported by increased components and materials spending of $2.1 million as well as increased subcontractor spending of $2.2 million.

Selling, general and administrative expenses

Selling, general, and administrative expenses increased from $1.6 million to $9.7 million. The increase was driven by an increase to legal expenses of $3.9 million, which was primarily related to the SEC settlement and CFIUS review discussed above, an increase to non-cash stock based compensation driven by a $2.2 million charge due to the departure and resulting modification of stock option awards of one of our former directors, described in Note 10 in our condensed interim financial statements for the three and six months ended June 30, 2021 and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K, as well as higher corporate expenses as we continued to build out our corporate functions in relation to the Business Combination and the anticipated start of commercial operations. Non-stock based compensation headcount related costs increased by $0.9 million as we increased our corporate headcount from 23 to 30 full time employees. Costs related to non-legal consulting and professional services also increased by $0.7 million driven primarily by recruiting expenses.

Decrease (increase) in fair value of SAFE notes

The decrease in the calculated fair value of SAFE notes during the three months ended June 30, 2021 compared to the same period in the prior year was primarily due to a decrease in the estimated fair value of the Company’s stock, which had a larger fair value impact due to additional SAFE funding received of $67.9 million in comparison to the same period in the prior year. Our SAFE notes are classified as marked-to-market liabilities pursuant to ASC 480 and gain or losses are recorded as other income or expense.

Decrease in fair value of warrants

The decrease in the calculated fair value of warrants, which are accounted for as a derivative liability, was primarily attributable to a decrease in the estimated fair value of the Company’s stock during the period, which had a larger mark-to-market impact due to the issuance of new warrants in connection with the Term Loan entered into in February 2021.

Interest income

Interest income was immaterial for the three months ended June 30, 2021 and 2020.

Interest expense

Interest expense of $3.4 million for the three months ended June 30, 2021 relates to interest incurred on the Term Loan entered into in February 2021 and the related debt discount amortization. Interest expense of $62,515 for the three months ended June 30, 2020 relates to interest incurred under the Equipment Loan entered into in March 2020 and interest expense related to debt discount amortization.

SEC Settlement

SEC settlement expense for the three months ended June 30, 2021 relates to $7.0 million payable to the SEC as a result of the settlement with the SEC described above.

Other income (expense)

Other expense for the three months ended June 30, 2021 was immaterial. Other income in the three months ended June 30, 2020 related primarily other miscellaneous income recorded during the quarter.

Income tax expense

Income tax expense was less than $1,000 for the three months ended June 30, 2021 and 2020. We have accumulated net operating losses at the federal and state level as we have not yet started commercial operations. We maintain a substantially full valuation allowance against our net deferred tax assets. The income tax expenses incurred were primarily related to minimum state filing fees in the states where we have operations.

Comparison of Financial Results for the Six Months Ended June 30, 2021 and 2020

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
Service revenue	$130,000	$—	$130,000	N/A
Cost of revenue	48,400	—	48,400	N/A
Gross margin	81,600	—	81,600	N/A

Operating expenses:
Research and development expenses	30,700,331	8,380,801	22,319,530	266%
Selling, general and administrative expenses	23,744,364	3,422,030	20,322,334	594%
Operating loss	(54,363,095)	(11,802,831)	(42,560,264)	361%

Other income (expense):
Decrease (increase) in fair value of SAFE notes	182,366,571	(3,587,989)	185,954,560	Not meaningful
Decrease in fair value of warrants	12,537,046	6,687	12,530,359	Not meaningful
Realized loss on disposal of asset	—	—
Interest income	1,988	6,156	(4,168)	-68%
Interest expense	(4,357,133)	(78,413)	(4,278,720)	5457%
SEC settlement	(7,000,000)	—	(7,000,000)	N/A
Other income (expense)	(186,619)	50,322	(236,941)	Not meaningful
Income (loss) before income taxes	128,998,758	(15,406,068)	144,404,826	(937%)
Income tax expense	800	800	—	N/A
Net income (loss)	$128,997,958	$(15,406,868)	144,404,826	(937%)

Service revenue

The increase was due to revenue recognized related to a cancellation of a customer contract, resulting in the forfeiture of $130,000 of a customer deposit in the first quarter of 2021.

Cost of revenue

The increase was due to costs incurred related to the customer contract cancellation in the first quarter of 2021.

Research and development expenses

Research and development expenses increased from $8.4 million to $30.7 million. The increase was primarily due to the impairment of prepaid launch deposits of $9.5 million, driven by the impairment discussed in Note 3 in our condensed interim financial statements for the three and six months ended June 30, 2021 and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K, and increased costs incurred to develop our vehicles (including prototype and research material inputs, research and development subcontractors) and payroll expenses. Headcount related costs increased by $4.9 million (including $58,720 increase in non-cash share based compensation expense), as we increased our full time research and development employees from 40 to 89 to support the ramp up of research and development efforts. The ramp up was also supported by increased components and materials spending of $2.5 million as well as increased subcontractor spending of $3.7 million.

Selling, general and administrative expenses

Selling, general and administrative expenses increased from $3.4 million to $23.7 million. The increase was driven by an increase to legal expenses of $8.4 million, which was primarily related to the SEC settlement and CFIUS review discussed above, an increase to non-cash stock based compensation of $7.8 million driven by the departure of our former CEO and one of our former directors, described in Note 10 in our condensed interim financial statements for the three and six months ended June 30, 2021 and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K, as well as higher corporate expenses as we continued to build out our corporate functions in relation to the Business Combination and the anticipated start of commercial operations. Non-stock based compensation headcount related costs increased by $1.4 million as we increased our corporate headcount from 23 to 30 full time employees. Costs related to non-legal consulting and professional services also increased by $1.7 million driven by recruiting expenses and accounting and audit expenses.

Decrease (increase) in fair value of SAFE notes

The decrease in the calculated fair value of SAFE notes during the six months ended June 30, 2021 compared to the same period in the prior year was primarily due to an decrease in the estimated fair value of the Company’s stock, which had a larger fair value impact due to additional SAFE funding received of $67.9 million in comparison to the same period in the prior year. Our SAFE notes are classified as marked-to-market liabilities pursuant to ASC 480 and gain or losses are recorded as other income or expense.

Decrease in fair value of warrants

The decrease in the calculated fair value of warrants, which are accounted for as a derivative liability, was primarily attributable to a decrease in the estimated fair value of the Company’s stock during the period, which had a larger mark-to-market impact due to the issuance of new warrants in connection with the Term Loan entered into in February 2021.

Interest income

Interest income was immaterial for the six months ended June 30, 2021 and 2020.

Interest expense

Interest expense of $4.4 million for the six months ended June 30, 2021 relates to interest incurred on the Term Loan entered into in February 2021 and the related debt discount amortization. Interest expense of $78,413 for the six months ended June 30, 2020 relates to interest incurred under the Equipment Loan entered into in March 2020 and interest expense related to debt discount amortization.

SEC settlement

SEC settlement expense for the six months ended June 30, 2021 relates to $7.0 million payable to the SEC as a result of the settlement with the SEC described above.

Other income (expense)

Other expense for the six months ended June 30, 2021 primarily relates to a commission fee of $175,000 paid to a third party to assist in obtaining the funds received from the Term Loan and SAFE notes issued during the quarter ended March 31, 2021. Other income in the six months ended June 30, 2020 related primarily other miscellaneous income recorded during the quarter.

Income tax expense

Income tax expense was less than $1,000 for the six months ended June 30, 2021 and 2020. We have accumulated net operating losses at the federal and state level as we have not yet started commercial operations. We maintain a substantially full valuation allowance against our net deferred tax assets. The income tax expenses incurred were primarily related to minimum state filing fees in the states where we have operations.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily by issuing equity and debt, including convertible notes issued in 2017 and 2018 and SAFE notes issued in 2018 and 2019, which were later converted into preferred stock, and SAFE notes issued in 2020 and 2021. As of June 30, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $31.2 million, which are primarily invested in highly liquid investments purchased with a remaining maturity of three months or less.

We expect that our principal sources of liquidity following the Business Combination and the Private Investment in Public Entity (“PIPE”) closings will be our cash and cash equivalents and any capital we may obtain through borrowings or additional sales of equity and debt securities.

Historical Cash Flows

	Six Months Ended June 30,
	2021	2020
Net cash provided by (used in)
Operating activities	$(44,076,824)	$(11,410,575)
Investing activities	(2,187,457)	(1,007,941)
Financing activities	55,712,858	10,082,395
Net change in cash and cash equivalents	$9,448,577	$(2,336,121)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 was $44.1 million, driven primarily by headcount costs, research and development activities, and legal expenses related to the SEC Matter and CFIUS review as well as increases to net cash used in operating assets and liabilities. Headcount related payroll costs, excluding accrued bonus and stock-based compensation, were $9.8 million. Research and development activity expenses, including materials, components, and subcontractor costs were $10.9 million. Legal expenses, as described in Note 11 in our condensed interim financial statements for the three and six months ended June 30, 2021 and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K, were $8.6 million. Additionally, cash used in net working capital, excluding $7.0 million of accrued SEC settlement costs and a $1.4 million non-cash increase to deferred offering costs, was $7.9 million. The remaining operating costs, including office overheads and selling, general and administrative professional costs were $6.3 million.

Net cash used in operating activities for the six months ended June 30, 2020 was $11.4 million, driven primarily by headcount costs, research and development activities, and selling, general, and administrative costs. Headcount related payroll costs, excluding accrued bonus and stock-based compensation, were $4.2 million. Research and development activity expenses, including materials, components, and subcontractor costs were $4.6 million. The remaining operating costs, including office overheads and selling, general and administrative professional costs were $2.1 million

Investing Activities

Net cash used in investing activities was $2.2 million and $1.0 million for the six months ended June 30, 2021, and 2020, respectively, which primarily consisted of purchases of fixed assets and intangible assets.

Financing Activities

Net cash provided by financing activities was $55.7 million for the six months ended June 30, 2021, consisting of proceeds from the issuance of SAFE notes and common stock and borrowing under the Term Loan, partially offset by payments of debt issuance costs.

Net cash provided by financing activities was $10.1 million for the six months ended June 30, 2020, primarily consisting of proceeds from the issuance of SAFE notes and the Equipment Loan.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue to advance the development of our vehicles, build corporate infrastructure and enhance our sales and marketing functions. As we continue to develop our vehicle capabilities, expand our fleet of vehicles with the development of the Ardoride and Fervoride vehicles and expand our manufacturing footprint and capabilities, we estimate spending approximately $750 million in research and development and approximately $140 million in capital expenditures over the next seven years. In addition, we expect cost of revenue to increase significantly as we commence commercial operations.

Specifically, our operating expenses will increase as we:

●	scale up our corporate infrastructure, people, processes and systems;

●	enhance and scale our sales and marketing function;

●	scale up our manufacturing capabilities increasing facility footprint, purchasing additional manufacturing equipment;

●	pursue further research and development related to developing our next generation vehicles;

●	seek regulatory approvals for changes or updates to our vehicles;

●	hire additional personnel;

●	implement measures required under the NSA and seek to comply with the NSA’s requirements;

●	maintain, expand and protect our intellectual property portfolio; and

●	comply with public company reporting requirements.

We expect that our current cash and cash equivalents, the additional cash and cash equivalents received upon the consummation of the Business Combination and the PIPE transaction, and our projected gross profit (revenue less cost of revenue), and additional funding from equity or debt financings will enable us to fund an anticipated $260 million of operating expenses, research and development expenses and capital expenditures during the period from 2021-2023. Beyond 2023, based on our current pipeline and profitability forecast, we believe that our revenue and cash flow from operations will be sufficient to fund ongoing expenses and development investments of the business. Additionally, we believe that the payments in the form of non-refundable deposits we receive from our customers prior to launch will provide sufficient funding and liquidity to support costs incurred related to that mission.

We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. For example, the research and development, volume production, launch and in orbit operation of our vehicles have unpredictable costs and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control that may affect the timing and magnitude of these anticipated expenditures. Some of these risks and uncertainties are described in more detail in the Proxy Statement/Prospectus filed on July 23, 2021, under the heading “Risk Factors — Risks Related to the Business and Industry of Momentus.”

Additionally, changing circumstances may cause us to expend capital significantly faster than we currently anticipate, or we may need to spend more money than currently expected because of circumstances beyond our control. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.

Commitments and Contingencies

The following table summarizes our contractual obligations as of June 30, 2021.

		Payments Due by Period(1)
	Total	<1 year	1 – 3 years	3 – 5 years	>5 years
Operating lease obligations	$10,624,071	$622,375	$3,094,376	$3,207,250	$3,700,071
Purchase obligations	$17,283,435	$8,283,435	$9,000,000
SEC Matter Settlement	$7,000,000	$2,000,000	$5,000,000
Total Obligations	$34,907,506	$10,905,810	$17,094,376	$3,207,250	$3,700,071

We are a party to operating leases primarily for facilities (e.g., office buildings, warehouses and spaceport) under non-cancellable operating leases. These leases expire at various dates through 2028.

Purchase obligations include purchase orders and agreements to purchase goods or services that are enforceable, legally binding, and where the significant terms and minimum purchase obligations are stipulated.

In addition, we enter into agreements in the normal course of business with vendors for research and development services and outsourced services, which are generally cancellable upon written notice. These payments are not included in this table of contractual obligations.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments as of the balance sheet date that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. There were no significant changes in critical accounting estimates during the three and six months ended June 30, 2021.

Revenue Recognition

We enter into contracts for ‘last-mile’ satellite and cargo delivery, payload hosting and in-orbit servicing options with customers that are primarily in the aerospace industry. From inception to June 30, 2021, we have not completed a commercial launch of customer cargo and as a result, have not recognized revenue to date. However, as of June 30, 2021 we have signed contracts with customers and have collected approximately $3.1 million in customer deposits, which are recorded as current and non-current contract liabilities in our balance sheet. Included in the collected amount as of June 30, 2021 are customer deposits which had been identified as pending customer refunds at period end, as discussed below, and $1.6 million of non-current deposits which related to performance obligations not expected to be completed for at least one year.

The Company will recognize revenue (along with any other fess that have been paid) upon the earlier of the satisfaction of our performance obligation or when the customer cancels the contract. While the Company’s standard contracts do not contain refund or recourse provisions that enable its customers to recover any non-refundable fees that have been paid, the Company may issue full or partial refunds to customers on a case-by-case basis as necessary to preserve and foster future business relationships and customer goodwill. As a result of the Company’s inability to complete any launches in 2021 (refer to Note 3 in our condensed interim financial statements for the three and six months ended June 30, 2021 and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K for additional information), the Company will issue customer refunds of approximately $1.5 million, presented as part of current contract liabilities, in the third quarter, ending September 30, 2021.

We account for customer contracts in accordance with ASC Topic 606, Revenue from Contracts with Customers, which includes the following five-step model:

●	Identification of the contract, or contracts, with a customer.

●	Identification of the performance obligations in the contract.

●	Determination of the transaction price.

●	Allocation of the transaction price to the performance obligations in the contract.

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Our contracts are cancellable for convenience by the customer and typically do not contain variable consideration. However, the full transaction price is collected in advance of the scheduled launch and all fees that are paid are non-refundable (and are not limited to deposits), regardless if the contract is cancelled by the customer or in the event a performance obligation is not satisfied by us.

Our services are considered a single performance obligation, to transport the customer’s payload to a specified orbit in space. We recognize revenue at a point in time when control is transferred, which is considered to be upon the release of the customer’s payload into its specified orbit. We will calculate the weight distribution of each orbital transfer vehicle at the customer level, and we will estimate the delivery date for each customer’s payload based on the relative weight of payloads released to determine the point in time to recognize revenue for each payload release.

In periods in which we recognize revenue, we will disclose the amounts of revenue recognized that was included as a contract liability balance at the beginning of the reporting period in accordance with ASC 606-10-50-8(b).

Deferred Fulfillment and Prepaid Launch Costs

We prepay for certain launch costs to third party providers that will carry the orbital transfer vehicle to orbit. Prepaid costs allocated to the delivery of a customer’s payload are classified as deferred fulfillment costs and recognized as cost of revenue upon delivery of the customer’s payload. Prepaid costs allocated to our payload are classified as prepaid launch costs and are amortized to research and development expense upon the release of our payload. The allocation is determined based on the distribution between customer and our payload weight on each launch. During the six months ended June 30, 2021, the Company determined that prepayments it had made toward launches in 2021 would not be recoverable due to the denied FAA application and related notice from SpaceX. As a result the Company impaired prepaid launch costs of $8.7 million. For additional information, see Note 3 in our condensed interim financial statements for the three and six months ended June 30, 2021 and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K.

Contract Liabilities

Customer deposits collected prior to the release of the customer’s payload into its specified orbit are recorded as current and non-current contract liabilities in our balance sheet as the amounts received represent a prepayment for the satisfaction of a future performance obligation that has not yet commenced. Each non-refundable deposit is determined to be a contract liability upon cash collection. Prior to making this determination, we ensure that a valid contract is in place that meets the definition of the existence of a contract in accordance with ASC 606-10-25-1 and 2.

Stock-based Compensation

We have a stock incentive plan under which incentive and non-qualified stock options and restricted stock awards are granted to employees, directors, and consultants. All stock-based payments to employees, including grants of employee stock options are recognized in the financial statements based on their respective grant date fair values.

We recognize stock-based compensation expense using a fair value-based method for costs related to all stock-based payments. We estimate the fair value of stock-based payments on the date of grant using the Black-Scholes-Merton option pricing model. The model requires management to make a number of assumptions, including expected volatility of our stock, expected life of the option, risk-free interest rate, and expected dividends. The fair value of the stock is expensed over the related service period which is typically the vesting period. The stock-based compensation expense that is reported in our financial statements is based on awards that are expected to vest. We account for forfeitures as they occur.

Estimating the fair value of equity awards as of the grant date using valuation models, such as the Black-Scholes-Merton option pricing model, is affected by assumptions regarding a number of variables as disclosed above, and any changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. See Note 9 in our audited financial statements included in the Proxy Statement/Prospectus for the specific assumptions we used in applying the Black-Scholes-Merton option pricing model to determine the estimated fair value of our stock options and awards granted in the years ended December 31, 2020 and 2019 and Note 10 in our condensed interim financial statements for the three and six months ended June 30, 2021, and 2020 included as Exhibit 99.1 to this Current Report on Form 8-K.

We expect our share-based compensation cost will increase to the extent that we grant additional stock option awards to employees and non-employees. If there are any modifications or cancellations of the underlying unvested securities, we may be required to accelerate any remaining unearned share-based compensation cost or incur incremental cost. Share-based compensation cost affects our research and development expenses and selling, general, and administrative expenses.

SAFE Notes

We issued SAFE notes to investors under which investors will receive certain shares of the Company’s capital stock upon an equity financing. We determined that the SAFE notes are not a legal form debt (i.e., no creditors’ rights). The SAFE notes include a provision allowing for cash redemption upon the consummation of a change of control, the occurrence of which is outside the control of the Company. Therefore, we classified SAFE notes as liabilities as they are redeemable upon a change of control event which is not within the control of the Company. SAFE notes are recorded at fair value, and subject to remeasurement through earnings at each balance sheet date until the date of their respective settlement and classified as marked-to-market liabilities pursuant to ASC 480.

We determined the estimated fair value of the SAFE notes by applying a Backsolve method within the Black-Scholes-Merton Option Pricing model. This methodology effectively allowed us to solve for the implied value of the business based on the terms of the SAFE investments (i.e. the value of the company, such that when allocated to the various securities, the value allocated to the SAFE investment equals the price the investor paid for such SAFE instrument). Significant judgment is required in estimating the fair value of the SAFE notes, and if the assumptions we used were to change, the estimated fair value of our SAFE notes could change significantly.

Income Taxes

We account for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies.

In the event that management changes its determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

We are required to evaluate the tax positions taken in the course of preparing our tax returns to determine whether tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the “more likely than not” threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Please refer to Note 2 in our financial statements for the fiscal year ended December 31, 2020 included in the Proxy Statement/Prospectus and Note 2 in our condensed interim financial statements for the three and six months ended June 30, 2021 included as Exhibit 99.1 to this Current Report on Form 8-K for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted, the timing of their adoptions and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2021, we had cash and cash equivalents of $31.2 million, which are primarily invested in highly liquid investments purchased with a remaining maturity of three months or less. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.

Foreign Currency Risk

There was no material foreign currency risk for the three and six months ended June 30, 2021 and 2020. Currently, a significant portion of our cash receipts and expenses are generated in U.S. dollars.

Internal Control Over Financial Reporting

The Company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our financial statements as of and for the year ended December 31, 2019, we identified material weaknesses and significant deficiencies in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

For 2019, the material weaknesses related to the lack of timely preparation of proper financial close and account reconciliation processes, missed accruals and improper accounting for stock issuance costs. The significant deficiencies related to inadequate evidence to properly support account balances. These material weaknesses and significant deficiencies could impact our ability to have a timely reporting process and result in errors in our reporting process.

We have mitigated many of the internal control deficiencies and remediated the 2019 material weaknesses by improving the timeliness of preparation of financial close and account reconciliation process by hiring additional experienced management and staff, identifying goods or services received as of the close of the accounting period that have not been invoiced and accruing for such items, and utilizing the use of specialists to determine the proper accounting for highly technical and complex transactions. We are continuously focused on designing and implementing effective internal controls measures to improve our internal control over financial reporting. Our efforts include a number of actions:

●	We continue to design and implement additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the financial statement assertions and risks of material misstatement within our business processes, including implementing a comprehensive closing process checklist with additional layers of reviews.

●	We have established and continue to improve a more formal process to review and ensure proper cut-off and classification of expenses, including those related to legal expenses incurred by the Company.

●	We implemented and are continuing to design a more formal process to properly review and document evidence to support account balances, including preparing analytical analysis of the financial statements and conducting periodic reviews of the results of operations with senior management.

●	We have recruited additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources business processes involving highly technical and complex transactions.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

For the three and six months ended June 30, 2021, and the year ended December 31, 2020, notwithstanding the material weaknesses and significant deficiencies identified in our 2019 audited financial statements, our management has concluded that the financial statements included elsewhere in this Current Report on Form 8-K present fairly, in all material respects, our balance sheets, statement of operations, statements of stockholders’ equity, and statement of cash flows as of the dates, and for the periods presented, in conformity with GAAP.

 Properties

The Company’s headquarters are located at 3901 N. First Street, San Jose, California. The facilities of the Company are described in the Proxy Statement/Prospectus in the section titled “Information About Momentus—Facilities” on page 229, which information is incorporated herein by reference.

 Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Class A Stock of the Company upon the Closing by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Class A Stock of the Company upon the Closing;

●	each of the Company’s executive officers and directors; and

●	all executive officers and directors of the Company as a group upon the Closing.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of Class A Stock beneficially owned by a person and the percentage ownership, the Company deemed outstanding shares of its Class A Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the Closing Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The percentage ownership of Class A Stock is based on 79,772,262 shares of Class A Stock outstanding as of the Closing Date.

Unless otherwise indicated and subject to applicable community property laws, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Class A Stock of the Company beneficially owned by them.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Momentus Inc., 3901 N. First Street, San Jose, CA 95134.

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owners	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock
5% Stockholders:
SRC-NI Holdings, LLC(1)(2)	4,381,029	5.5%
Juan Manuel Quiroga(1)(2)	4,381,029	5.5%
Edward K. Freedman(1)(2)(3)	5,857,500	7.3%

Entities associated with Prime Movers Lab(7)	25,823,785	24.5%
Directors and Named Executive Officers:
Jikun Kim	—	—%
Dawn Harms(8)	120,131	* %
Brian Kabot(1)(2)	4,381,029	5.5%
Chris Hadfield	—	—%
John C. Rood	—	—%
Kimberly A. Reed	—	—%
Mitchel B. Kugler	—	—%
Linda J. Reiners	—	—%
Victorino G. Mercado	—	—%
Directors and executive officers as a group (10 individuals)(8)	4,501,160	5.7%

*	Less than one percent.

(1)	The business address of each of these entities and individuals is c/o Stable Road Capital LLC, 1345 Abbot Kinney Boulevard, Venice, California 90291.
(2)	SRC-NI Holdings, LLC, SRAC’s sponsor (the “Sponsor”), is the record holder of 4,381,029 of the shares of Class A Stock reported hereby. [Mr. Kabot is a member of the Sponsor]. The business address of the Sponsor is 1345 Abbot Kinney Blvd., Venice, California 90291. The Sponsor’s board of managers is comprised of Edward K. Freedman, Brian Kabot and Juan Manuel Quiroga. Consequently, each of these individuals may be deemed the beneficial owner of the shares held by the Sponsor and shares voting and dispositive control over such securities.
(3)	Includes 1,176,471 shares of Class A Stock held by SRAC Partners and 300,000 shares of Class A Stock held by Stable Road Capital LLC. Stable Road Capital LLC is the managing member of SRAC Partners, and Edward Freedman is the sole member of Stable Road Capital LLC. As such, Mr. Freedman may be deemed to possess beneficial ownership of the securities held directly by SRAC Partners and Stable Road Capital LLC.
(4)	According to Schedule 13G filed with the SEC on February 14, 2020 by HGC Investment Management Inc. HGC Investment Management Inc. serves as the investment manager to HGC Arbitrage Fund LP, an Ontario limited partnership (the “Fund”), with respect to the Class A common stock held by HGC Investment Management Inc. on behalf of the Fund. The business address of HGC Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada.
(5)	According to a Schedule 13G/A filed with the SEC on February 16, 2021 by 683 Capital Management, LLC, 683 Capital Partners, LP and Ari Zweiman. The business address of each of the foregoing is 3 Columbus Circle, Suite 2205, New York, NY 10019.
(6)	According to a Schedule 13G filed with the SEC on February 16, 2021 by Susquehanna Securities, LLC. The business address of the foregoing is 401 E. City Avenue Suite 220, Bala Cynwyd, PA 19004.
(7)	Includes (i) 14,905,597 shares held by PML, (ii) 6,373,200 shares held of record by Momentus PML SPV 1 LP (“PML SPV 1”), (iii) 1,018,594 shares held of record by Momentus PML SPV 2 LP (“PML SPV 2”), and (iv) 2,526,394 shares held of record by Momentus PMS SPV3 LP (“PML SPV 3”). Prime Movers Lab GP I LLC (“PML GP”), is the general partner of PML, PML SPV 1, PML SPV 2 and PML SPV 3. Dakin Sloss is the manager of PML GP and may be deemed to have or share beneficial ownership of the shares held by PML, PML SPV 1, PML SPV 2 and PML SPV 3. The mailing address of PML, PML SPV 1, PML SPV 2 and PML SPV 3 is PO Box 12829, Jackson, WY 83002.
(8)	Includes 120,131 shares issuable upon exercise of outstanding options exercisable within 60 days of August 12, 2021.

Directors and Executive Officers

The following are directors and executive officers of the Company after the closing of the Business Combination:

Name	Age	Title
Executive Officers
Dawn Harms	65	Chief Revenue Officer
Fred Kennedy	52	President
Jikun Kim	57	Chief Financial Officer
John C. Rood	52	Chief Executive Officer and Director
Non-Employee Directors
Brian Kabot	43	Director
Chris Hadfield	61	Director
Mitchel B. Kugler	60	Director
Kimberly A. Reed	50	Director
Linda J. Reiners	61	Director
Victorino G. Mercado	60	Director

Additional information with respect to the Company’s directors and executive officers is set forth in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination” beginning on page 261 and under “Management After the Business Combination” in the Current Report on Form 8-K filed with the Commission on August 6, 2021 (“Supplement to the Proxy Statement/Prospectus”) beginning on page 7, which information is incorporated herein by reference.

Board Composition

On August 11, 2021, John C. Rood, Brian Kabot, Chris Hadfield, Mitchel B. Kugler, Kimberly A. Reed, Linda J. Reiners were elected to serve as directors effective immediately upon the Closing. Victorino G. Mercado was appointed as a director effective as of August 12, 2021.

In addition, Messrs. Kabot and Kugler and Ms. Reed were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Messrs. Hadfield and Rood were appointed to serve as Class II directors, with terms expiring at the Company’s second annual meeting of stockholders following the Closing; and Ms. Reiners and Mr. Mercado were appointed to serve as a Class III directors, with terms expiring at the Company’s third annual meeting of stockholders following the Closing. The size of the Board is seven members. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus and Supplement to the Proxy Statement/Prospectus, in each case in the section titled “Management After the Business Combination,” which information is incorporated herein by reference.

The Board has appointed Mr. Rood as Chairperson of the Board and Ms. Reiners as lead independent director.

Director Independence

The Board has determined that Messrs. Kabot, Hadfield, Kugler and Mercado and Mses. Reed and Reiners are independent as defined under the listing standards of Nasdaq.

Committees of the Board of Directors

Effective upon the Closing, the standing committees of the Board consist of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Security Committee and Disclosure Committee.

Mses. Reiners and Reed and Mr. Kugler have been appointed to serve on the Audit Committee, with Ms. Reiners as chair; Messrs. Kabot, Hadfield and Kugler have been appointed to serve on the Compensation Committee, with Mr. Kabot as chair; and Messrs. Mercado and Hadfield and Ms. Reed have been appointed to serve on the Nominating and Corporate Governance Committee, with Mr. Mercado as chair. In addition, Mr. Mercado is the sole member of the Security Committee and Messrs. Kugler, Hadfield and Rood have been appointed to the Disclosure Committee, with Mr. Kugler as chair.

Executive Officers

Effective as of the Closing, the Board appointed John C. Rood to serve as Chief Executive Officer, Fred Kennedy to serve as President, Jikun Kim to serve as Chief Financial Officer and Dawn Harms to serve as Chief Revenue Officer. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus and the Supplement to the Proxy Statement/Prospectus, in each case in the section titled “Management After the Business Combination,” which information is incorporated herein by reference.

Director Compensation

The information regarding director compensation is set forth in the section of the Proxy Statement/Prospectus titled “Director Compensation” beginning on page 275, which information is incorporated herein by reference, and in sections of the Supplement to the Proxy Statement/Prospectus titled “Non-Employee Director Compensation” on page 2 and “Non-Employee Director Compensation Policy” beginning on page 5, which information is incorporated herein by reference.

Executive Compensation

The compensation of the Company’s executive officers is described in the Proxy Statement/Prospectus in the sections titled “Management After the Business Combination” and “Executive Compensation ― Executive Compensation Arrangements — Pre-Closing Agreements” and in the Supplement to the Proxy Statement/Prospectus in the sections titled “Executive Compensation Arrangements — Pre-Closing Agreements,” “Potential Payments Upon Termination or Change in Control” and “Post-Closing Employment Agreements,” each of which is incorporated herein by reference.

Certain Relationships and Related Transactions

The information included in the Proxy Statement/Prospectus in the sections titled “Certain Momentus Relationships and Related Party Transactions” beginning on page 248 and “Certain SRAC Relationships and Related Party Transactions” beginning on page 259 of the Proxy Statement/Prospectus is incorporated herein by reference.

The information set forth under Item 1.01 of this Current Report on Form 8-K under “Amended and Restated Registration Rights Agreement” is incorporated herein by reference.

Legacy Momentus issued Simple Agreement for Future Equity (“SAFE”) notes totaling approximately $13.3 million and $20.5 million to affiliates of Prime Movers Lab Fund I LP (“Prime Movers”) in 2020 and 2021, respectively. The SAFE notes provided Prime Movers affiliates the right to certain shares of Legacy Momentus’ capital stock upon an equity financing. Under the terms of the Merger Agreement, each SAFE note that was outstanding was automatically converted into the right to receive the aggregate Per Share Company Stock Consideration payable in accordance with the terms of such applicable SAFE note in connection with the transactions contemplated by the Merger Agreement. Each SAFE note so converted was immediately thereafter terminated in accordance with its terms.

In addition, Prime Movers Growth Fund I LP, an affiliate of Prime Movers, purchased 1 million shares of the Company’s Class A Stock and received warrants to purchase 1 million shares of Class A Stock in the Private Placement which was consummated at the Closing.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings of the Company in the sections of the Proxy Statement/Prospectus titled “Information About Momentus—Legal Proceedings” beginning on page 229, “Information About SRAC—Legal Proceedings” beginning on page 252 and in the section of the Company’s Quarterly Report on Form 10-Q, filed on August 11, 2021, under the heading “Legal Proceedings,” each of which is incorporated herein by reference.

On July 15, 2021, a purported stockholder of SRAC filed a putative class action complaint against the Company, Sponsor, Brian Kabot, James Norris, Momentus, and Mikhail Kokorich in the United States District Court for the Central District of California, in a case captioned Jensen v. Stable Road Acquisition Corp., et al., No. 2:21-cv-05744. The complaint alleges that the defendants omitted certain material information in their public statements and disclosures regarding the Proposed Transaction in violation of the securities laws, and seeks damages on behalf of a putative class of stockholders who purchased SRAC stock between October 7, 2020 and July 13, 2021. On July 22, 2021, a second purported stockholder filed a putative class action complaint in the same court, in a case captioned Hall v. Stable Road Acquisition Corp., et al. No. 2:21-cv-05943, asserting substantially similar claims and seeking substantially similar relief. Pursuant to statute, the Jensen and Hall actions will be consolidated into a single proceeding and a lead plaintiff and lead counsel appointed to represent the putative class. The Company believes that it has viable defenses to the claims asserted and intends to defend the case vigorously. Other, similar suits may follow.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Prior to the Closing, the Company’s publicly traded Class A Stock, public warrants and units were listed on the Nasdaq Capital Market under the symbols “SRAC,” “SRACW” and “SRACU,” respectively. Upon the Closing, the Class A Stock and public warrants were listed on the Nasdaq Global Select Market under the symbols “MNTS” and “MNTSW,” respectively, and began trading on August 13, 2021. The Company’s publicly traded units automatically separated into their component securities upon the Closing and, as a result, no longer trade as a separate security and were delisted from Nasdaq.

The Company has not paid any cash dividends on shares of its Class A Stock to date. The payment of any cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

Description of Registrant’s Securities

The description of the Company’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of Securities” beginning on page 278 and is incorporated herein by reference.

Recent Sales of Unregistered Securities

The disclosure set forth in the “Introductory Note” above is incorporated herein by reference.

The shares and warrants issued in connection with the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination—Limitation on Liability and Indemnification of Officers and Directors,” which information is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section titled “Indemnification Agreements” is incorporated by herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the Private Placement set forth above under “Introductory Note” of this Current Report on Form 8-K is incorporated herein by reference. The shares and warrants issued in connection with the Private Placement have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 4.01 Change in Registrant’s Certifying Accountant.

On August 12, 2021, the Board approved the appointment of Armanino LLP (“Armanino”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Armanino served as the independent registered public accounting firm of Legacy Momentus prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be dismissed as the Company’s independent registered public accounting firm. Withum reviewed the financial statements for the quarter ended June 30, 2021, which consisted only of the accounts of the pre-Business Combination special purpose acquisition company and which were contained in the quarterly report on Form 10-Q filed by the Company (f/k/a Stable Road Acquisition Corp.) on August 11, 2021.

The audit report of Withum on the Company’s financial statements as of December 31, 2020 and December 31, 2019, and for the year ended December 31, 2020 and for the period from May 28, 2019 (inception) through December 31, 2019, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from May 28, 2019 (inception) through December 31, 2019, and the subsequent interim period through June 30, 2021, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the period from May 28, 2019 (inception) through December 31, 2019, and through June 30, 2021, neither the Company nor anyone on the Company’s behalf consulted with Armanino regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Armanino that Armanino concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Withum with a copy of the foregoing disclosures prior to the filing of this Current Report on Form 8-K and requested that Withum furnish a letter addressed to the Commission, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Item 5.01 Changes in Control of Registrant.

The disclosure set forth in the “Introductory Note” above and in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K under the sections titled “Directors and Executive Officers,” “Director Compensation” and “Executive Compensation” is incorporated by herein by reference. The amended and restated offer letter of Dawn Harms and the employment agreement of John C. Rood are attached hereto as Exhibits 10.9 and 10.12 and are incorporated herein by reference.

2021 Equity Incentive Plan

As previously disclosed, at the Special Meeting, on August 11, 2021, the stockholders of the Company considered and approved the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan was previously approved, subject to stockholder approval, by the Board on August 11, 2021. The 2021 Equity Incentive Plan became effective immediately upon the Closing.

A description of the 2021 Equity Incentive Plan is included in the Proxy Statement/Prospectus in the section titled “Proposal No. 5—Approval of the 2021 Equity Incentive Plan Proposal,” which is incorporated herein by reference, and in the Supplement to the Proxy Statement/Prospectus in the section titled “New Plan Benefits,” which is incorporated herein by reference. The foregoing description of the 2021 Equity Incentive Plan does not purport to be complete and is qualified in its entirety by the full text of the 2021 Equity Incentive Plan and the related forms of award agreements under the 2021 Equity Incentive Plan, which are attached hereto as Exhibits 10.5, 10.6 and 10.7 and incorporated herein by reference.

2021 Employee Stock Purchase Plan

As previously disclosed, at the Special Meeting, on August 11, 2021, the stockholders of the Company considered and approved the 2021 Employee Stock Purchase Plan. The 2021 Employee Stock Purchase Plan was previously approved, subject to stockholder approval, by the Board on August 11, 2021. The 2021 Employee Stock Purchase Plan became effective immediately upon the Closing.

A description of the 2021 Employee Stock Purchase Plan is included in the Proxy Statement/Prospectus in the section titled “Proposal No. 6—Approval of the 2021 Employee Stock Purchase Plan Proposal,” which is incorporated herein by reference. The foregoing description of the 2021 Employee Stock Purchase Plan does not purport to be complete and is qualified in its entirety by the full text of the 2021 Employee Stock Purchase Plan, which is attached hereto as Exhibit 10.8 and incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of a “Business Combination” as required by the amended and restated certificate of incorporation of the Company, as in effect immediately prior to the Closing, the Company ceased to be a shell company upon the Closing. A description of the Business Combination and the terms of the Merger Agreement are included in the Proxy Statement/Prospectus in the sections titled “Questions and Answers About the Business Combination,” “The Business Combination and The Merger Agreement” and “Proposal No. 1—The Business Combination Proposal,” which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The consolidated financial statements of Legacy Momentus as of and for the years ended December 31, 2020 and 2019 included in the Proxy Statement/Prospectus beginning on page F-73 are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Legacy Momentus for the three and six months ended June 30, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d)    List of Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 7, 2020, by and among Stable Road Acquisition Corp., Project Marvel First Merger Sub, Inc., Project Marvel Second Merger Sub, LLC, and Momentus Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 7, 2020).

3.1	Second Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

4.1	Warrant Agreement, dated November 7, 2019, between Continental Stock Transfer & Trust Company and SRAC (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 13, 2019).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-233980) filed on October 10, 2019).

10.1	Amended and Restated Registration Rights Agreement, dated as of August 12, 2021, by and among the Company, Sponsor, and certain other parties.

10.2	Form of Lock-Up Agreement.

10.3	Form of Insider Letter (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-233980) filed on October 10, 2019).

10.4	Form of Indemnification Agreement.

10.5†	Momentus 2021 Equity Incentive Plan.

10.6†	Form of option award agreement under 2021 Equity Incentive Plan.

10.7†	Form of RSU award agreement under 2021 Equity Incentive Plan.

10.8†	Momentus 2021 Employee Stock Purchase Plan.

10.9†	Amended and restated offer letter by and between Momentus Inc. and Dawn Harms effective July 30, 2021.

10.10†	Offer Letter by and between Momentus Inc. and Fred Kennedy dated September 9, 2020 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on March 8, 2021).

10.11†	Offer Letter by and between Momentus Inc. and Jikun Kim dated September 6, 2020 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on June 29, 2021).

10.12†	Employment Agreement of John C. Rood dated August 1, 2021.

10.13***	National Security Agreement (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on July 16, 2021)).

10.14	Form of Repurchase Agreement, dated as of June 8, 2021, between the Company and each of (i) Mikhail Kokorich and Dorsey & Whitney Trust Company LLC, as trustee of the Mikhail Kokorich 2021 Irrevocable Trust u/a/d March 1, 2021, (2) Mikhail Kokorich and Dorsey & Whitney Trust Company LLC, as trustee of the Momentus Inc. Voting Trust Agreement u/a/d March 1, 2021, and (3) Brainyspace LLC, Dorsey & Whitney Trust Company LLC, as trustee of the Olga Khasis 2021 Irrevocable Trust u/a/d March 1, 2021 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4 (Registration No. 333-249787) filed on June 29, 2021).

10.15†	Director Compensation Policy.

16.1	Letter to the SEC from WithumSmith+Brown, PC dated August 18, 2021.

21.1	List of Subsidiaries.

99.1	Unaudited condensed financial statements of the Company for the three and six months ended June 30, 2021 and 2020.

99.2	Unaudited pro forma condensed consolidated combined financial information for the three and six months ended June 30, 2021, and for the year ended December 31, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*	The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.
**	Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.
†	Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Momentus Inc.

Date: August 18, 2021	By:	/s/ John C. Rood
	Name:	John C. Rood
	Title:	Chief Executive Officer